ICON FUNDS

                             DISTRIBUTION AGREEMENT


         THIS DISTRIBUTION AGREEMENT (the "Agreement"), dated as of December 1, 1998, is between the ICON Funds (the "Trust"), a Massachusetts business trust, Meridian Investment Management Corporation (the "Adviser"), a Colorado corporation, and Meridian Clearing Corporation ("MCC"), a Colorado corporation.

         The Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "IC Act") and has registered its shares of common stock (the "Shares") under the Securities Act of 1933, as amended (the "1933 Act") in one or more distinct series of Shares (the "Portfolio" or "Portfolios"). The Adviser has been appointed investment adviser to the Portfolios of the Trust. MCC is registered as a broker-dealer with the U.S. Securities and Exchange Commission (the "SEC") and is a member in good standing of the National Association of Securities Dealers, Inc. (the "NASD"). The Trust, the Adviser and the Distributor desire to enter into this Agreement pursuant to which the Distributor will provide distribution services to the Portfolios of the Trust identified on Schedule A, as may be amended from time to time. The Fund desires to retain MCC as Distributor of the Fund ("Distributor"), subject to the terms and conditions of this Agreement.


         In consideration of the premises and mutual covenants contained in this Agreement, the Trust, the Adviser and MCC, intending to be legally bound hereby, agree as follows:

1. APPOINTMENT OF DISTRIBUTOR. The Trust hereby appoints MCC as Distributor for the distribution of the Trust's Shares, and MCC hereby accepts such appointment under the terms of this Agreement. The Trust shall not sell any Shares to any person except to fill orders for the Shares received through the Distributor; provided, however, that the foregoing exclusive right shall not apply: (i) to Shares issued or sold in connection with the merger or consolidation of any other investment company with the Trust or the acquisition by purchase or otherwise of all or substantially all of the assets of any investment company or substantially all of the outstanding shares of any such company by the Trust;
(ii) to Shares which may be offered by the Trust to its shareholders for reinvestment of cash distributed from capital gains or net investment income of the Trust; or (iii) to Shares which may be issued to shareholders of other funds who exercise any exchange privilege set forth in the Trust's Prospectus. Notwithstanding any other provision hereof, the Trust may terminate, suspend, or withdraw the offering of the Shares whenever, in its sole discretion, it deems such action to be desirable, and the Distributor shall process no further orders for Shares after it receives notice of such termination, suspension or withdrawal.

2. TRUST DOCUMENTS. The Trust has provided the Distributor with properly certified or authenticated copies of the following Trust related documents in effect on the date hereof: the Trust's organizational documents, including Master Trust Agreement and By-Laws; the Trust's Registration Statement on Form N-1A, including all exhibits thereto; the Trust's most current Prospectus and Statement of Additional Information; and resolutions of the Trust's Board of Trustees authorizing the appointment of the Distributor and approving this Agreement. The Trust shall promptly provide to the Distributor copies, properly certified or authenticated, of all amendments or supplements to the foregoing. The Trust shall also provide to the Distributor copies of all other information which a Distributor may reasonably request for use in connection with the distribution of Shares, including, but not limited to, a certified copy of all financial statements prepared for the Trust by its independent public accountants. The Trust shall also supply the Distributor with such number of copies of the current Prospectus, Statement of Additional Information and shareholder reports as the Distributor shall reasonably request.

3. DISTRIBUTION SERVICES. The Distributor shall sell and repurchase Shares as set forth below, subject to the registration requirements of the 1933 Act and the rules and regulations thereunder, and the laws governing the sale of securities in the various states ("Blue Sky Laws"):

         a. The Distributor, as agent for the Trust, shall sell Shares to the public against orders therefor at the public offering price, which shall be the net asset value of the Shares then in effect.

         b. The net asset value of the Shares shall be determined in the manner provided in the then current Prospectus and Statement of Additional Information. The net asset value of the Shares shall be calculated by the Trust or by another entity on behalf of the Trust. The Distributor shall have no duty to inquire into or liability for the accuracy of the net asset value per Share as calculated.

         c. Upon receipt of purchase instructions, the Distributor shall transmit such instructions to the Trust or its transfer agent for registration of the Shares purchased.

         d. The Distributor shall also have the right to take, as agent for the Trust, all actions which, in the Distributor's judgment, are necessary to effect the distribution of Shares, in accordance with the Trust's policies, procedures and disclosure documents.

         e. Nothing in this Agreement shall prevent the Distributor or any "affiliated person" from buying, selling or trading any securities for its or their own account or for the accounts of others for whom it or they may be acting; provided, however, that the Distributor expressly agrees that it shall not for its own account purchase any Shares of the Trust except for investment purposes and that it shall not for its own account sell any such Shares except for redemption of such Shares by the Trust, and that it shall not undertake activities which, in its judgment, would adversely affect the performance of its obligations to the Trust under this Agreement.

         f. The Distributor, as agent for the Trust, shall repurchase Shares at such prices and upon such terms and conditions as shall be specified in the Prospectus.

4. DISTRIBUTION SUPPORT SERVICES. In addition to the sale and repurchase of Shares, the Distributor shall perform distribution support services. Such distribution support services shall include: review of sales and marketing literature and submission to the NASD; NASD record keeping; quarterly reports to the Trust's Board of Directors and licensing Adviser or Trust personnel as registered representatives of the Distributor and related supervisory activities.

5. REASONABLE EFFORTS. The Distributor shall use all reasonable efforts in connection with the distribution of Shares. The Distributor shall have no obligation to sell any specific number of Shares and shall only sell Shares against orders received therefor. The Trust shall retain the right to refuse at any time to sell any of its Shares for any reason deemed adequate by it.

6. COMPLIANCE. In furtherance of the distribution services being provided hereunder, the Distributor and the Trust agree as follows:

         a. The Distributor shall comply with the Rules of Fair Practice of the NASD and the securities laws of any jurisdiction in which it sells, directly or indirectly, Shares.

         b. The Distributor shall require each dealer with whom it has a selling agreement to conform to the applicable provisions of the Trust's most current Prospectus and Statement of Additional Information, with respect to the public offering price of the Shares.

         c. The Trust agrees to furnish to the Distributor sufficient copies of any agreements, plans, communications with the public or other materials it intends to use in connection with any sales of Shares in a timely manner in order to allow the Distributor to review, approve and file such materials with the appropriate regulatory authorities and obtain clearance for use. The Trust agrees not to use any such materials until so filed and cleared for use by appropriate authorities and/or the Distributor.

         d. The Distributor, at its own expense, shall qualify as a broker or dealer under all applicable Federal or state laws required to permit the sale of Shares in such states as shall be mutually agreed upon by the parties; provided, however that the Distributor shall have no obligation to register as a broker or dealer under the Blue Sky Laws of any jurisdiction if it determines that registering or maintaining registration in such jurisdiction would be uneconomical.

         e. The Distributor shall not, in connection with any sale or solicitation of a sale of the Shares, make or authorize any representative, service organization, broker or dealer to make, any representations concerning the Shares except those contained in the Trust's most current Prospectus covering the Shares and in communications with the public or sales materials approved by the Distributor as information supplemental to such Prospectus.

7. EXPENSES. Expenses shall be allocated as follows:

         a. The Trust shall bear the following expenses: preparation, setting in type, and printing of sufficient copies of the Prospectus and Statement of Additional Information for distribution to existing shareholders; preparation and printing of reports and other communications to existing shareholders; distribution of copies of the Prospectus, Statement of Additional Information and all other communications to existing shareholders; registration of the Shares under the Federal securities laws; qualification of the Shares for sale in the jurisdictions mutually agreed upon by the Trust and the Distributor; transfer agent/shareholder servicing agent services; supplying information, prices and other data to be furnished by the Trust under this Agreement; and any original issue taxes or transfer taxes applicable to the sale or delivery of the Shares or certificates.

         b. The Adviser shall pay all other expenses incident to the sale and distribution of the Shares sold hereunder, including, without limitation: printing and distributing copies of the Prospectus, Statement of Additional Information and reports prepared for use in connection with the offering of Shares for sale to the public; advertising in connection with such offering, including public relations services, sales presentations, media charges, preparation, printing and mailing of advertising and sales literature; data processing necessary to support a distribution effort; distribution and shareholder servicing activities of broker-dealers and other financial institutions; filing fees required by regulatory authorities for sales literature and advertising materials; any additional out-of-pocket expenses incurred in connection with the foregoing and any other costs of distribution.

8. COMPENSATION. For the distribution and distribution support services provided by the Distributor pursuant to the terms of the Agreement, the Trust shall reimburse the Distributor for its out-of-pocket expenses related to the performance of their duties hereunder, including, without limitation, telecommunications charges, postage and delivery charges, record retention costs, reproduction charges and traveling and lodging expenses incurred by officers and employees of the Distributor. All rights of reimbursement under this Agreement for expenses incurred by the Distributor as of the termination date shall survive the termination of this Agreement. The parties acknowledge that the Distributor will receive no compensation, other than expense reimbursement, for distribution services rendered.

 9. USE OF DISTRIBUTOR'S NAME. The Trust shall not use the name of the Distributor nor any of affiliates in the Prospectus, Statement of Additional Information, sales literature or other material relating to the Trust in a manner not approved prior thereto in writing by the Distributor; provided, however, that the Distributor shall approve all uses of its and its affiliates' names that merely refer in accurate terms to their appointments or that are required by the Securities and Exchange Commission (the "SEC") or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

10. USE OF TRUST'S NAME. The Distributor nor any of its affiliates shall use the name of the Trust or material relating to the Trust on any forms (including any checks, bank drafts or bank statements) for other than internal use in a manner not approved prior thereto in writing by the Trust; provided, however, that the Trust shall approve all uses of its name that merely refer in accurate terms to the appointment of the Distributor hereunder or that are required by the SEC or any state securities commission; and further provided, that in no event shall such approval be unreasonably withheld.

11. LIABILITY OF DISTRIBUTOR. The duties of the Distributor shall be limited to those expressly set forth herein, and no implied duties are assumed by or may be asserted against the Distributor. The Distributor may, in connection with this Agreement employ agents or attorneys in fact, and shall not be liable for any loss arising out of or in connection with its actions under this Agreement, so long as it acts in good faith and with due diligence, and is not negligent or guilty of any willful misfeasance, bad faith or gross negligence, or reckless disregard of its obligations and duties under this Agreement. As used in this
Section 11 and in Section 12 (except the second paragraph of Section 12), the term "Distributor" shall include directors, officers, employees and other agents of the Distributor.

12. INDEMNIFICATION OF DISTRIBUTOR. Any director, officer, employee, shareholder or agent of a Distributor who may be or become an officer, Trustee, employee or agent of the Trust, shall be deemed, when rendering services to the Trust or acting on any business of the Trust (other than services or business in connection with the Distributor's duties hereunder), to be rendering such services to or acting solely for the Trust and not as a director, officer, employee, shareholder or agent, or one under the control or direction of the Distributor, even though receiving a salary from the Distributor.

The Trust agrees to indemnify and hold harmless the Distributor, and each person, who controls the Distributor within the meaning of Section 15 of the 1933 Act, or Section 20 of the Securities Exchange Act of 1934, as amended ("1934 Act"), against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation, reasonable attorneys' fees and disbursements and investigation expenses incident thereto) to which it, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws or regulations, at common law or otherwise, insofar as such liabilities, losses, damages, claims and expenses (or actions, suits or proceedings in respect thereof) arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in a Prospectus, Statement of Additional Information, supplement thereto, sales literature or other written information prepared by the Trust and provided by the Trust to the Distributor for the Distributor's use hereunder, or arise out of or relate to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading. The Distributor (or any person controlling the Distributor) shall not be entitled to indemnity hereunder for any liabilities, losses, damages, claims or expenses (or actions, suits or proceedings in respect thereof) resulting from (i) an untrue statement or omission or alleged untrue statement or omission made in the Prospectus, Statement of Additional Information, or supplement, sales or other literature, in reliance upon and in conformity with information furnished in writing to the Trust by the Distributor specifically for use therein or (ii) the Distributor's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties and obligations in the performance of this Agreement.

         The Distributor agrees to indemnify and hold harmless the Trust, and each person who controls the Trust within the meaning of Section 15 of the 1933 Act, or Section 20 of the 1934 Act, against any and all liabilities, losses, damages, claims and expenses, joint or several (including, without limitation reasonable attorneys' fees and disbursements and investigation expenses incident thereto) to which it, or any of them, may become subject under the 1933 Act, the 1934 Act, the 1940 Act or other Federal or state laws, at common law or otherwise, insofar as such liabilities, losses, damages, claims or expenses arise out of or relate to any untrue statement or alleged untrue statement of a material fact contained in the Prospectus or Statement of Additional Information or any supplement thereto, sales literature or other written material, or arise out of or relate to actions or oral representations of the Distributor's associated persons and to any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, if based upon information furnished in writing to the Trust by the Distributor specifically for use therein.

13. ADVISER PERSONNEL. The Adviser agrees that only its employees who are registered representatives of the Distributor ("dual employees") or registered representatives of another NASD member firm shall offer or sell Shares of the Portfolios. The Adviser further agrees that the activities of any such employees as registered representatives of the Distributor shall be limited to offering and selling Shares. If there are dual employees, one employee of the Adviser shall register as a principal of that the Distributor and assist the Distributor in monitoring the marketing and sales activities of the dual employees. The Adviser shall maintain errors and omissions and fidelity bond insurance policies providing reasonable coverage for its employees' activities and shall provide copies of such policies to the Distributor. The Adviser shall indemnify and hold harmless the Distributor against any and all liabilities, losses, damages, claims and expenses (including reasonable attorneys' fees and disbursements and investigation costs incident thereto) arising from or related to the Adviser's employees' activities as registered representatives, including, without limitation, any and all such liabilities, losses, damages, claims and expenses arising from or related to the breach by such employees of any rules or regulations of the NASD or SEC.

14. DURATION. This Agreement shall become effective as of the date first above written, and shall remain in effect for one year from such date.

15. TERMINATION. Nothwithstanding Section 14 above:

         a. This Agreement shall terminate automatically in the event of its assignment.

         b. This Agreement shall terminate at any time upon a vote of the majority of the Trustees who are not interested persons of the Trust or by a vote of the majority of the outstanding voting securities of each Portfolio, upon not less than 60 days prior written notice to the Distributor.

16. AMENDMENT. The terms of this Agreement shall not be waived, altered, modified, amended or supplemented in any manner whatsoever except by a written instrument signed by the Distributor and the Trust and shall not become effective unless its terms have been approved by the majority of the Trustees of the Trust or by a "vote of majority of the outstanding voting securities" of each Portfolio and by a majority of those Trustees who are not "interested persons" of the Trust or any party to this Agreement.

17. NON-EXCLUSIVE SERVICES. The services of the Distributor rendered to the Trust are not exclusive. The Distributor may render such services to any other investment company.

18. DEFINITIONS. As used in this Agreement, the terms "vote of a majority of the outstanding voting securities," "assignment," "interested person" and "affiliated person" shall have the respective meanings specified in the 1940 Act and the rules enacted thereunder as now in effect or hereafter amended.

19. CONFIDENTIALITY. The Distributor shall treat confidentially and as proprietary information of the Trust all records and other information relating to the Trust and prior, present or potential shareholders and shall not use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except as may be required by administrative or judicial tribunals or as requested by the Trust.

20. NOTICE. All notices required under this Agreement shall be given in writing, addressed and delivered, or mailed postage prepaid, to the other parties at the principal office of each party.

21. GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Massachusetts and the applicable provisions of the federal securities laws. To the extent that the applicable law of the State of Massachusetts or any of the provisions herein conflict with the applicable provisions of the federal securities laws, the latter shall control.

22. ENTIRE AGREEMENT. This Agreement (including the Exhibits attached hereto) contains the entire agreement and understanding of the parties and supersedes all prior written or oral agreements and understandings.

23. LIMITATION OF LIABILITY. The term "ICON Funds" means and refers to the Trustees from time to time serving under the Master Trust Agreement of the Trust dated September 19, 1996, as amended from time to time. It is expressly agreed that obligations of the Trust hereunder shall not be binding upon any Trustee, Shareholder, nominees, officers, agents or employees of the Trust, personally, but bind only the assets and property of the Trust. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an authorized officer of the Trust, acting as such, and neither such authorization nor such execution and delivery shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the assets and property of the Trust.

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

 ICON FUNDS                               MERIDIAN CLEARING CORPORATION


By: __/s/___________________________      By: __/s/_______________________
Erik Jonson, Chief Financial Officer      Deborah Zele Urtz, Assistant Secretary





MERIDIAN INVESTMENT MANAGEMENT CORPORATION


By: __/s/______________________________
Craig T. Callahan, President

                                   SCHEDULE A
                                   ICON FUNDS


Portfolios covered by Distribution Agreement:

   ICON Basic  Materials  Fund                ICON Asia Region Fund
   ICON Capital Goods  Fund                   ICON South  Pacific  Region  Fund
   ICON Consumer Cyclicals  Fund              ICON North  Europe  Region Fund
   ICON Consumer Staples  Fund                ICON South  Europe  Region Fund
   ICON Energy Fund                           ICON Western Hemisphere Fund
   ICON Financial Services Fund               ICON Healthcare  Fund
   ICON Leisure Fund                          ICON Technology  Fund
   ICON Telecommunication & Utilities Fund    ICON Transportation Fund

   ICON Short-Term Fixed Income Fund